Exhibit 99.1

Media Release

PEABODY REPORTS RESULTS FOR QUARTER ENDED MARCH 31, 2023
Generates Operating Cash Flow of $386 million
Initiates Robust Shareholder Return Program

ST. LOUIS, April 27, 2023 – Peabody (NYSE: BTU) today reported net income attributable to common stockholders of $268.5 million, or $1.68 per diluted share, for the first quarter of 2023, compared to a net loss attributable to common stockholders of $119.5 million, or $0.88 per diluted share in the prior year quarter. Peabody had Adjusted EBITDA1 of $390.6 million in the first quarter of 2023 compared to $327.5 million in the first quarter of 2022.
“In the first quarter of 2023, we safely delivered on our commitments and produced another strong quarter of financial results with Adjusted EBITDA of $391 million, up nearly 20 percent from the first quarter of 2022,” said Peabody President and Chief Executive Officer Jim Grech. “After retiring $1.5 billion in secured debt, we have now delivered on our commitments to pre-fund reclamation costs and initiate a plan to return value to shareholders through share repurchases and dividends.”
Highlights
•Initiated robust shareholder return program and announced a $1.0 billion share repurchase authorization
•First quarter Adjusted EBITDA of $391 million and Operating Cash Flow of $386 million
•Exceeded anticipated Seaborne Thermal export volumes by 17 percent, shipping 2.1 million tons
•Safely completed a longwall move at Wambo
•Completed pre-funding of all long-term mine closure and reclamation obligations
•Eliminated the bank letter of credit facility increasing financial flexibility and further reducing fixed charges
1 Adjusted EBITDA and Available Free Cash Flow are non-GAAP financial measures. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenue. Revenue per Ton and Adjusted EBITDA Margin per Ton are equal to revenue by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenue per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the reporting segment level. We consider all measures reported on a per ton basis, as well as Adjusted EBITDA margin, to be operating/statistical measures. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

Segment Performance

Seaborne Thermal
	Quarter Ended
	Mar.	Dec.	Mar.
	2023	2022	2022
Tons sold (in millions)	3.6	4.1	3.8
Export	2.1	2.3	1.8
Domestic	1.5	1.8	2.0
Revenue per Ton	$96.82	$93.79	$66.86
Export - Avg. Realized Price per Ton	148.34	151.61	118.85
Domestic - Avg. Realized Price per Ton	25.05	22.98	20.34
Costs per Ton	51.01	43.10	42.77
Adjusted EBITDA Margin per Ton	$45.81	$50.69	$24.09
Adjusted EBITDA (in millions)	$164.0	$209.1	$90.5
During the first quarter, the seaborne thermal segment shipped 3.6 million tons, including 2.1 million export tons. Export shipments were 0.2 million tons lower than the fourth quarter due to a longwall move at Wambo and continued recovery from heavy rains in the fourth quarter of 2022. The average realized export price was nearly flat with the fourth quarter of 2022 as lower hedged ton settlement volumes offset a 33% decline in average Newcastle benchmark prices. Total segment costs of $51.01 per ton were 18 percent higher than the fourth quarter primarily due to anticipated lower production and less favorable AUD exchange rates. The segment reported Adjusted EBITDA margins of 47 percent and Adjusted EBITDA of $164.0 million, in the first quarter.

Seaborne Metallurgical
	Quarter Ended
	Mar.	Dec.	Mar.
	2023	2022	2022
Tons sold (in millions)	1.3	2.0	1.2
Revenue per Ton	$220.60	$219.81	$258.43
Costs per Ton	151.13	128.14	112.87
Adjusted EBITDA Margin per Ton	$69.47	$91.67	$145.56
Adjusted EBITDA (in millions)	$90.8	$187.8	$181.0
During the first quarter, the seaborne met segment shipped 1.3 million tons at an average realized price of $220.60 per ton. Tons sold were 0.7 million tons lower than the prior quarter due to lower production at Shoal Creek and CMJV (rail and port congestion from heavy rains in January), partially offset by higher production at Metropolitan. Total segment costs of $151.13 per ton were 18 percent higher than the prior quarter primarily due to anticipated lower production and less favorable AUD exchange rates. The segment reported 31 percent Adjusted EBITDA margins and Adjusted EBITDA of $90.8 million, in the first quarter.

Powder River Basin
	Quarter Ended
	Mar.	Dec.	Mar.
	2023	2022	2022
Tons sold (in millions)	22.0	21.2	20.6
Revenue per Ton	$13.89	$13.88	$12.18
Costs per Ton	12.26	12.71	11.81
Adjusted EBITDA Margin per Ton	$1.63	$1.17	$0.37
Adjusted EBITDA (in millions)	$35.8	$24.7	$7.6
The PRB segment shipped 22.0 million tons at an average realized price of $13.89 per ton in the first quarter, a 14 percent increase in price over first quarter 2022. Tons sold increased by approximately 0.8 million tons over the fourth quarter, due to higher customer nominations and improving rail performance. PRB costs of $12.26 per ton were higher than anticipated due to the timing of equipment repair and maintenance costs. The segment reported 12 percent Adjusted EBITDA margins and Adjusted EBITDA of $35.8 million, in the first quarter.

Other U.S. Thermal
	Quarter Ended
	Mar.	Dec.	Mar.
	2023	2022	2022
Tons sold (in millions)	4.5	5.0	4.2
Revenue per Ton	$54.73	$52.35	$48.46
Costs per Ton	40.65	40.84	36.54
Adjusted EBITDA Margin per Ton	$14.08	$11.51	$11.92
Adjusted EBITDA (in millions)	$64.2	$57.8	$50.0
During the first quarter, the other U.S. thermal segment shipped 4.5 million tons at an average realized price of $54.73 per ton, a 5 percent increase compared to the prior quarter. Costs per ton of $40.65 per ton were in-line with the prior quarter. The segment reported 26 percent Adjusted EBITDA margins and Adjusted EBITDA of $64.2 million, in the first quarter.
Other
In the first quarter, the Company recorded favorable trading results of $34 million primarily related to the timing of favorably priced deliveries relative to prevailing market prices, $19.2 million in revenue related to the sale of excess port and rail capacity, and $1.8 million of Income from Equity Affiliates, primarily from its fifty percent interest in Middlemount.
Shoal Creek Update
On March 29, 2023, the Shoal Creek Mine experienced a fire involving void fill material utilized to stabilize the roof structure of the mine. All mine personnel were safely evacuated from the mine. MSHA has allowed mine rescue- equipped personnel into the mine at various times to assess the situation and perform work in preparation for installing temporary seals. On April 26, MSHA approved a temporary sealing program limited to the affected underground area.

Balance Sheet and Cash Flow
Peabody ended the quarter with $892.2 million of cash and cash equivalents and $936.7 million of restricted cash and collateral, including $760 million for reclamation obligations and $177 million for port and rail commitments and other performance guarantees. In the first quarter, the Company generated $386.3 million of cash flow from operations. Cash margin required for the Company's coal hedging activities decreased to $59.8 million at March 31, 2023.
In April, Peabody announced an amended agreement with the providers of its $1.3 billion surety program to establish a collateral limit through December 31, 2026 and remove all restrictions on shareholder returns, subject to certain liquidity requirements. Additionally, Peabody terminated the bank letter of credit facility which was previously used for surety collateral.
Shareholder Return Program
Peabody previously announced a new shareholder return framework which includes a share repurchase plan, a fixed quarterly cash dividend and a variable quarterly cash dividend component. The Board also approved a new share repurchase program authorizing repurchases of up to $1.0 billion of BTU common stock.
Peabody plans to return to shareholders at least 65 percent of annual Available Free Cash Flow1 (AFCF) retroactive to January 1, 2023. AFCF is defined as quarterly operating cash flow minus investing cash flow; distributions to noncontrolling interests; plus/minus changes to restricted cash and collateral and other anticipated expenditures.

Quarter Ended
Mar.
2023
Cash Flow from Operations:	$386.3
- Cash Flows used in Investing Activities	(58.5)
- Distributions to Noncontrolling Interest	(22.8)
+/- Changes to Restricted Cash and Collateral (1)	(43.1)
- Anticipated Expenditures or Other Requirements	—
Available Free Cash Flow (AFCF)	261.9
Allocation for shareholder returns	65%
Total shareholder returns	170.2
- Declared dividends	(10.9)
Total available for share repurchases	$159.3
(1) This amount is equal to the total change in Restricted Cash and Collateral on the balance sheet, excluding amounts already included in cash flow from operations and the $660 million one-time funding related to the surety program amendment.
As previously announced, first quarter shareholder returns will include a $0.075 per share regular dividend ($10.9 million) and repurchases of Peabody common stock. Peabody continues to anticipate the second quarter 2023 shareholder return will include the regular quarterly cash dividend with the remaining 65 percent of AFCF to be returned to shareholders exclusively through share repurchases. Peabody plans to transition to a more balanced shareholder return program of fixed quarterly cash dividends, variable dividends and share repurchases in the second half of 2023. All shareholder returns remain at the discretion of the Board of Directors.

Second Quarter 2023 Outlook
Seaborne Thermal
•Volumes are expected to be 4.0 million tons, including 2.6 million export tons. 1.0 million export tons are priced at $243 per ton (including the remaining 336 thousand metric tons hedged at $84 per metric tonne), and approximately 1.2 million tons of high ash product and 0.4 million tons of Newcastle product are unpriced.
•Costs are expected to be $50-$55 per ton.
Seaborne Metallurgical
•Seaborne met volumes are expected to be 1.7 million tons. 0.5 million tons are priced at $244 per ton. The remaining unpriced volumes are expected to achieve 75 to 80 percent of the premium hard coking coal price index.
•Costs are expected to be $135-$145 per ton.
U.S. Thermal
•PRB volume is expected to be approximately 21 million tons at an average price of $13.70 per ton and cost of approximately $12.00 per ton.
•Other U.S. Thermal volume is expected to be approximately 4.3 million tons at an average price of $52.50 per ton and cost of approximately $41 per ton.
Today’s earnings call is scheduled for 10 a.m. CT and can be accessed via the company’s website at PeabodyEnergy.com.
Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit PeabodyEnergy.com.
Contact:
Karla Kimrey
314.342.7890

Guidance Targets

Segment Performance
	2023 Full Year
	Total Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
Seaborne Thermal	14.5 - 15.5	8.6	$81.80	$52.00 - $57.00
Seaborne Thermal (Export)	9 - 10	3.1	$179.35	NA
Seaborne Thermal (Domestic)	~5.5	5.5	$26.80	NA
Seaborne Metallurgical	7 - 8	1.8	$226.00	$120.00 - $130.00
PRB U.S. Thermal	85 - 95	91	$13.70	$11.25 - $12.00
Other U.S. Thermal	18 - 19	18	$51.35	$38.00 - $42.00

Other Annual Financial Metrics ($ in millions)
	2023 Full Year
SG&A	$90
Major Project / Growth Capital Expenditures	$200
Total Capital Expenditures	$325
ARO Cash Spend	$60 - $70

Supplemental Information

Seaborne Thermal	45% of unpriced export volumes are expected to price on average at Globalcoal “NEWC” levels and 55% are expected to have a higher ash content and price at 80-95% of API 5 price levels.
Seaborne Metallurgical	On average, Peabody's metallurgical sales are anticipated to price at 75-80% of the premium hard-coking coal index price (FOB Australia).
PRB and Other U.S. Thermal	PRB and Other U.S. Thermal volumes reflect volumes priced at March 31, 2023. Weighted average quality for the PRB segment 2023 volume is approximately 8650 BTU.
Certain forward-looking measures and metrics presented are non-GAAP financial and operating/statistical measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Mar. 31, 2023, Dec. 31, 2022 and Mar. 31, 2022

(In Millions, Except Per Share Data)
	Quarter Ended
	Mar.	Dec.	Mar.
	2023	2022	2022

Tons Sold	31.5	32.5	29.9

Revenue (1)	$1,364.0	$1,626.1	$691.4
Operating Costs and Expenses (2)	846.6	927.8	699.0
Depreciation, Depletion and Amortization	76.3	90.2	72.9
Asset Retirement Obligation Expenses	15.4	8.6	15.0
Selling and Administrative Expenses	22.8	24.3	23.1
Restructuring Charges	0.1	0.1	1.6
Other Operating (Income) Loss:
Net Gain on Disposals	(1.9)	(6.5)	(4.9)
Asset Impairment	2.0	9.5	—
Income from Equity Affiliates	(1.8)	(10.3)	(44.7)
Operating Profit (Loss)	404.5	582.4	(70.6)
Interest Expense	18.4	29.5	39.4
Net Loss on Early Debt Extinguishment	6.8	23.4	23.5
Interest Income	(13.1)	(12.1)	(0.5)
Net Periodic Benefit Credit, Excluding Service Cost	(9.7)	(12.3)	(12.2)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	—	(27.8)	—
Income (Loss) from Continuing Operations Before Income Taxes	402.1	581.7	(120.8)
Income Tax Provision (Benefit)	118.0	(59.8)	(1.0)
Income (Loss) from Continuing Operations, Net of Income Taxes	284.1	641.5	(119.8)
(Loss) Income from Discontinued Operations, Net of Income Taxes	(1.3)	4.0	(0.8)
Net Income (Loss)	282.8	645.5	(120.6)
Less: Net Income (Loss) Attributable to Noncontrolling Interests	14.3	13.5	(1.1)
Net Income (Loss) Attributable to Common Stockholders	$268.5	$632.0	$(119.5)

Adjusted EBITDA (3)	$390.6	$500.5	$327.5

Diluted EPS - Income (Loss) from Continuing Operations (4)(5)	$1.69	$3.89	$(0.87)

Diluted EPS - Net Income (Loss) Attributable to Common Stockholders (4)	$1.68	$3.92	$(0.88)

(1)
Includes net gains of $118.7 million and $199.3 million and a net loss of $301.0 million related to unrealized mark-to-market adjustments on derivatives related to forecasted sales during the quarters ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively.

(2)	Excludes items shown separately.
(3)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(4)	Weighted average diluted shares outstanding were 161.4 million, 161.9 million and 136.2 million during the quarters ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively.
(5)	Reflects income (loss) from continuing operations, net of income taxes less net income (loss) attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Mar. 31, 2023 and Dec. 31, 2022

(Dollars In Millions)
	(Unaudited)
	Mar. 31, 2023	Dec. 31, 2022
Cash and Cash Equivalents	$892.2	$1,307.3
Accounts Receivable, Net	394.7	465.5
Inventories, Net	331.5	296.1
Other Current Assets	260.1	303.6
Total Current Assets	1,878.5	2,372.5
Property, Plant, Equipment and Mine Development, Net	2,847.9	2,865.0
Operating Lease Right-of-Use Assets	22.7	26.9
Restricted Cash and Collateral	936.7	187.4
Investments and Other Assets	85.6	84.3
Deferred Income Taxes	28.5	74.7
Total Assets	$5,799.9	$5,610.8

Current Portion of Long-Term Debt	$13.2	$13.2
Accounts Payable and Accrued Expenses	853.2	905.5
Total Current Liabilities	866.4	918.7
Long-Term Debt, Less Current Portion	322.4	320.6
Deferred Income Taxes	20.2	20.4
Asset Retirement Obligations	668.3	665.8
Accrued Postretirement Benefit Costs	155.6	156.5
Operating Lease Liabilities, Less Current Portion	6.9	11.0
Other Noncurrent Liabilities	230.4	223.0
Total Liabilities	2,270.2	2,316.0

Common Stock	1.9	1.9
Additional Paid-in Capital	3,977.6	3,975.9
Treasury Stock	(1,386.1)	(1,372.9)
Retained Earnings	652.4	383.9
Accumulated Other Comprehensive Income	228.9	242.5
Peabody Energy Corporation Stockholders' Equity	3,474.7	3,231.3
Noncontrolling Interests	55.0	63.5
Total Stockholders' Equity	3,529.7	3,294.8
Total Liabilities and Stockholders' Equity	$5,799.9	$5,610.8

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Mar. 31, 2023, Dec. 31, 2022 and Mar. 31, 2022

(Dollars In Millions)
	Quarter Ended
	Mar.	Dec.	Mar.
	2023	2022	2022
Cash Flows From Operating Activities
Net Cash Provided By (Used In) Continuing Operations	$389.4	$671.4	$(272.5)
Net Cash Used in Discontinued Operations	(3.1)	(1.9)	(1.2)
Net Cash Provided By (Used In) Operating Activities	386.3	669.5	(273.7)
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(55.7)	(117.0)	(29.7)
Changes in Accrued Expenses Related to Capital Expenditures	(1.6)	5.6	(7.0)
Proceeds from Disposal of Assets, Net of Receivables	2.9	10.0	3.6
Contributions to Joint Ventures	(206.2)	(170.8)	(126.6)
Distributions from Joint Ventures	202.0	166.4	148.2
Advances to Related Parties	—	(0.2)	—
Cash Receipts from Middlemount Coal Pty Ltd and Other Related Parties	—	16.9	47.2
Other, Net	0.1	(0.7)	(0.5)
Net Cash (Used In) Provided By Investing Activities	(58.5)	(89.8)	35.2
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	—	545.0
Repayments of Long-Term Debt	(2.7)	(561.1)	(599.9)
Payment of Debt Issuance and Other Deferred Financing Costs	(0.3)	—	(19.2)
Proceeds from Common Stock Issuances, Net of Costs	—	—	222.0
Repurchase of Employee Common Stock Relinquished for Tax Withholding	(13.2)	—	(2.0)
Distributions to Noncontrolling Interests	(22.8)	—	(13.8)
Other, Net	—	—	0.1
Net Cash (Used In) Provided By Financing Activities	(39.0)	(561.1)	132.2
Net Change in Cash, Cash Equivalents and Restricted Cash	288.8	18.6	(106.3)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,417.6	1,399.0	954.3
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,706.4	$1,417.6	$848.0

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Mar. 31, 2023, Dec. 31, 2022 and Mar. 31, 2022

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended
	Mar.	Dec.	Mar.
	2023	2022	2022

Income (Loss) from Continuing Operations, Net of Income Taxes	$284.1	$641.5	$(119.8)
Depreciation, Depletion and Amortization	76.3	90.2	72.9
Asset Retirement Obligation Expenses	15.4	8.6	15.0
Restructuring Charges	0.1	0.1	1.6
Asset Impairment	2.0	9.5	—
Changes in Amortization of Basis Difference Related to Equity Affiliates	(0.3)	(0.6)	(0.6)
Interest Expense	18.4	29.5	39.4
Net Loss on Early Debt Extinguishment	6.8	23.4	23.5
Interest Income	(13.1)	(12.1)	(0.5)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	—	(27.8)	—
Unrealized (Gains) Losses on Derivative Contracts Related to Forecasted Sales	(118.7)	(199.3)	301.0
Unrealized Losses (Gains) on Foreign Currency Option Contracts	2.2	(2.1)	(3.3)
Take-or-Pay Contract-Based Intangible Recognition	(0.6)	(0.6)	(0.7)
Income Tax Provision (Benefit)	118.0	(59.8)	(1.0)
Adjusted EBITDA (1)	$390.6	$500.5	$327.5

Operating Costs and Expenses	$846.6	$927.8	$699.0
Unrealized (Losses) Gains on Foreign Currency Option Contracts	(2.2)	2.1	3.3
Take-or-Pay Contract-Based Intangible Recognition	0.6	0.6	0.7
Net Periodic Benefit Credit, Excluding Service Cost	(9.7)	(12.3)	(12.2)
Total Reporting Segment Costs (2)	$835.3	$918.2	$690.8

(1)	Adjusted EBITDA is defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance and allocate resources.
(2)	Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a component of a metric to measure each of our segment's operating performance.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Mar. 31, 2023, Dec. 31, 2022 and Mar. 31, 2022

	Quarter Ended
	Mar.	Dec.	Mar.
	2023	2022	2022
Revenue Summary (In Millions)
Seaborne Thermal Mining Operations	$346.5	$386.3	$251.2
Seaborne Metallurgical Mining Operations	288.4	451.1	321.3

Powder River Basin Mining Operations	305.3	294.1	251.2
Other U.S. Thermal Mining Operations	249.4	262.8	203.1
Total U.S. Thermal Mining Operations	554.7	556.9	454.3
Corporate and Other (1)	174.4	231.8	(335.4)
Total	$1,364.0	$1,626.1	$691.4

Total Reporting Segment Costs Summary (In Millions) (2)
Seaborne Thermal Mining Operations	$182.5	$177.2	$160.7
Seaborne Metallurgical Mining Operations	197.6	263.3	140.3

Powder River Basin Mining Operations	269.5	269.4	243.6
Other U.S. Thermal Mining Operations	185.2	205.0	153.1
Total U.S. Thermal Mining Operations	454.7	474.4	396.7
Corporate and Other	0.5	3.3	(6.9)
Total	$835.3	$918.2	$690.8

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal Mining Operations	$164.0	$209.1	$90.5
Adjusted EBITDA - Seaborne Metallurgical Mining Operations	90.8	187.8	181.0

Adjusted EBITDA - Powder River Basin Mining Operations	35.8	24.7	7.6
Adjusted EBITDA - Other U.S. Thermal Mining Operations	64.2	57.8	50.0
Adjusted EBITDA - Total U.S. Thermal Mining Operations	100.0	82.5	57.6
Middlemount (3)	2.3	10.9	45.1
Resource Management Results (4)	2.3	6.8	3.5
Selling and Administrative Expenses	(22.8)	(24.3)	(23.1)
Other Operating Costs, Net (5)	54.0	27.7	(27.1)
Adjusted EBITDA (2)	$390.6	$500.5	$327.5

(1)	Includes net gains of $118.7 million and $199.3 million and a net loss of $301.0 million related to unrealized mark-to-market adjustments on derivatives related to forecasted sales during the quarters ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively.
(2)	Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)	We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in amortization of basis difference recorded by the company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):
	Quarter Ended
	Mar.	Dec.	Mar.
	2023	2022	2022
	(In Millions)
Tons sold	0.3	0.4	0.5
Depreciation, depletion and amortization and asset retirement obligation expenses	$1.6	$1.7	$2.1
Net interest expense	—	(0.2)	0.1
Income tax provision	1.0	4.8	18.0
(4)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenue.
(5)	Includes trading and brokerage activities, costs associated with post-mining activities, minimum charges on certain transportation-related contracts, costs associated with suspended operations including the North Goonyella Mine and revenue of $19.2 million related to the Q1 2023 assignment of port and rail capacity.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events, or results. All statements that address operating performance, events, or developments that may occur in the future are forward-looking statements, including statements regarding the shareholder return framework, execution of the Company’s operating plans, market conditions for the Company’s products, reclamation obligations, financial outlook, and liquidity requirements. All forward-looking statements speak only as of the date they are made and reflect Peabody's good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond Peabody's control, that are described in Peabody's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2022, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody's website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.